Exhibit 99.1

Media Relations: Michele Davis 212-761-9621	Investor Relations: Celeste Mellet Brown 212-761-3896

Morgan Stanley Reports Second Quarter 2014:

●	Net Revenues of $8.6 Billion and Earnings per Diluted Share from Continuing Operations of $0.94

●	Excluding DVA,1 Net Revenues were $8.5 Billion and Earnings per Diluted Share from Continuing Operations of $0.912,3

●	Excluding DVA and Net Discrete Tax Benefit, Net Income Applicable to Morgan Stanley Increased 46% from the Prior Year Period4

●	Wealth Management Record Client Assets of $2 Trillion; Pre-Tax Margin of 21%5

●	Investment Banking Ranked #2 in Global Announced M&A and #3 in Global IPOs6; Continued Strength in Equity Sales & Trading

NEW YORK, July 17, 2014 – Morgan Stanley (NYSE: MS) today reported net revenues of $8.6 billion for the second quarter ended June 30, 2014 compared with $8.5 billion a year ago.  For the current quarter, income from continuing operations applicable to Morgan Stanley was $1.9 billion, or $0.94 per diluted share7, compared with income of $1.0 billion, or $0.43 per diluted share7, for the same period a year ago.  Results for the quarter included a net discrete tax benefit of $609 million or $0.31 per diluted share, principally related to the remeasurement of reserves and related interest.8 The earnings per share calculation for the prior year second quarter included a negative adjustment of approximately $151 million, or $0.08 per diluted share, related to the purchase of the final remaining interest in the Morgan Stanley Smith Barney Joint Venture (Joint Venture).9

Results for the current quarter included positive revenue related to the change in the fair value of certain of the Firm’s long-term and short-term borrowings resulting from the fluctuation in the firm’s credit spreads and other credit factors (Debt Valuation Adjustment, DVA) of $87 million, compared with $175 million a year ago.

Excluding DVA, net revenues for the current quarter were $8.5 billion compared with $8.3 billion a year ago.10 Income from continuing operations applicable to Morgan Stanley was $1.9 billion, or $0.91 per diluted share, compared with income of $900 million, or $0.37 per diluted share, a year ago. 2,3,10

Compensation expense was $4.2 billion compared with $4.1 billion a year ago.  Non-compensation expenses of $2.4 billion decreased from $2.6 billion a year ago reflecting lower litigation expenses.

For the current quarter, net income applicable to Morgan Stanley, including discontinued operations, was $1.9 billion or $0.94 per diluted share,7 compared with net income of $980 million or $0.41 per diluted share in the second quarter of 2013.7 Excluding DVA and the net discrete tax benefit of $609 million, net income applicable to Morgan Stanley for the current quarter was $1.3 billion, which represents an increase of 46% from the prior year quarter.4

Summary of Firm Results (dollars in millions)
	As Reported		Excluding DVA10
	Net	MS Income	Net	MS Income
	Revenues	Cont. Ops.	Revenues	Cont. Ops.
2Q 2014	$8,608	$1,936	$8,521	$1,875
1Q 2014	$8,947	$1,466	$8,821	$1,391
2Q 2013	$8,515	$1,011	$8,340	$900

Business Overview

●
Institutional Securities net revenues excluding DVA were $4.2 billion11 reflecting continued strength in Investment Banking and Equity sales and trading, and lower performance in Fixed Income & Commodities sales and trading due to lower market activity.

●	Wealth Management net revenues were $3.7 billion and pre-tax margin was 21%.5 Fee based asset flows for the quarter were $12.5 billion. Total client assets were a record $2.0 trillion at quarter end.

●	Investment Management reported net revenues of $692 million with assets under management or supervision of $396 billion.

James P. Gorman, Chairman and Chief Executive Officer, said, “Our quarterly results demonstrated solid performance, despite a muted operating environment. We are seeing momentum across our businesses, with particular strength in Investment Banking, Equity Sales & Trading and Wealth Management – where profit margins hit 21% for the first time since the founding of the JV and assets entrusted to us by clients reached $2 trillion. We also continued to be disciplined on expenses, while focusing on delivering higher returns.”

Summary of Institutional Securities Results (dollars in millions)
	As Reported		Excluding DVA11
	Net	Pre-Tax	Net	Pre-Tax
	Revenues	Income	Revenues	Income
2Q 2014	$4,248	$1,014	$4,161	$927
1Q 2014	$4,627	$1,371	$4,501	$1,245
2Q 2013	$4,358	$981	$4,183	$806

INSTITUTIONAL SECURITIES

Institutional Securities reported pre-tax income from continuing operations of $1.0 billion compared with $981 million in the second quarter of last year.  The quarter’s pre-tax margin was 24% (excluding DVA, 22%).5,11 Income after the noncontrolling interest allocation and before taxes was $1.0 billion.12  Net revenues for the current quarter were $4.2 billion compared with $4.4 billion a year ago.  DVA resulted in positive revenue of $87 million in the current quarter compared with $175 million a year ago.  Excluding DVA, net revenues for the current quarter of $4.2 billion were relatively unchanged from a year ago.11 The following discussion for sales and trading excludes DVA.

●
Advisory revenues of $418 million increased from $333 million a year ago reflecting higher levels of M&A activity.  Equity underwriting revenues of $489 million increased from $327 million a year ago reflecting a favorable equity market environment.  Fixed income underwriting revenues of $525 million increased from $418 million a year ago reflecting a favorable debt underwriting environment.

●
Equity sales and trading net revenues of $1.8 billion were relatively unchanged from the prior year quarter, with ongoing strength in prime brokerage offset by lower revenues in derivatives due to declines in client volumes and volatility.13

●
Fixed Income & Commodities sales and trading net revenues of $1.0 billion decreased from $1.2 billion a year ago.13  Results reflected revenue declines in foreign exchange on lower levels of volatility, partly offset by higher results in securitized and credit products.

●	Other sales and trading net losses of $241 million compared with a net loss of $54 million a year ago, reflecting losses on economic hedges and other costs related to the Firm’s long-term debt.

●	Other Revenues were $108 million compared with $152 million a year ago primarily reflecting lower gains in our Japanese joint venture, Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.

●
Compensation expense of $1.7 billion decreased from $1.8 billion a year ago on lower revenues. Non-compensation expenses of $1.5 billion for the current quarter decreased from $1.6 billion driven primarily by lower litigation costs.

●
Morgan Stanley’s average trading Value-at-Risk (VaR) measured at the 95% confidence level was $48 million compared with $50 million in the first quarter of 2014 and $61 million in the second quarter of the prior year.14

Summary of Wealth Management Results (dollars in millions)

	Net	Pre-Tax
	Revenues	Income
2Q 2014	$3,715	$767
1Q 2014	$3,622	$691
2Q 2013	$3,531	$655

WEALTH MANAGEMENT

Wealth Management reported pre-tax income from continuing operations of $767 million compared with $655 million in the second quarter of last year.  The quarter’s pre-tax margin was 21%.5 Net revenues for the current quarter were $3.7 billion compared with $3.5 billion a year ago.

●	Asset management fee revenues of $2.1 billion increased from $1.9 billion a year ago primarily reflecting an increase in fee based assets and positive flows.

●
Transactional revenues15 of $991 million decreased from $1.0 billion a year ago reflecting lower commissions and fees and investment banking revenues due to lower underwriting activity in closed-end funds.

●	Net interest income of $578 million increased from $446 million a year ago on higher deposit and loan balances.

●
Compensation expense for the current quarter of $2.2 billion increased from $2.0 billion a year ago on higher revenues.  Non-compensation expenses of $762 million decreased from $834 million a year ago, due principally to the absence of costs in the prior year period incurred in conjunction with the purchase of the remaining interest in the Joint Venture.16

●
Total client assets exceeded $2.0 trillion at quarter end.  Client assets in fee based accounts of $762 billion increased 21% compared with the prior year quarter.  Fee based asset flows for the quarter were $12.5 billion.

●
Wealth Management representatives of 16,316 were relatively unchanged compared with the prior year period.  Average annualized revenue per representative of $908,000 and total client assets per representative of $123 million increased 5% and 13%, respectively, compared with the prior year quarter.

Subsequent to the second quarter of 2013, net income no longer includes a noncontrolling interest allocation to Citigroup Inc. (Citi) following the completed acquisition of the Joint Venture.  The prior year quarter included a noncontrolling interest allocation to Citi of $100 million.17

Summary of Investment Management Results (dollars in millions)

	Net	Pre-Tax
	Revenues	Income
2Q 2014	$692	$205
1Q 2014	$740	$263
2Q 2013	$673	$160

INVESTMENT MANAGEMENT

Investment Management reported pre-tax income from continuing operations of $205 million compared with pre-tax income of $160 million in the second quarter of last year.18 The quarter’s pre-tax margin was 30%.5  Income after the noncontrolling interest allocation and before taxes was $198 million.

●
Net revenues of $692 million increased from $673 million in the prior year.  Results reflect higher gains on investments in Merchant Banking and higher results in Traditional Asset Management, partly offset by lower revenues in the Real Estate Investing business driven by the deconsolidation of  certain legal entities associated with a real estate fund sponsored by the Firm.19,20

●	Compensation expense for the current quarter of $291 million compared with $297 a year ago. Non-compensation expenses of $196 million decreased from $216 million a year ago.

●
Assets under management or supervision at June 30, 2014 of $396 billion increased from $347 billion a year ago primarily reflecting market appreciation and positive flows.  The business recorded net flows of $7.6 billion in the current quarter.

CAPITAL

In February 2014, the Federal Reserve Board approved the Firm’s use of the U.S. Basel III Advanced Approaches (“Advanced Approach”) to calculate and publicly disclose its regulatory capital requirements beginning in the second quarter of 2014. The Firm is subject to a “capital floor” such that its regulatory capital ratios currently reflect the lower of its ratios calculated under the Advanced Approach and under transitional U.S. Basel I and Basel 2.5 capital rules. As of June 30, 2014, under the Advanced Approach transitional rules, which represent the Firm’s regulatory capital ratios due to the capital floor, the Firm’s Common Equity Tier 1 risk-based capital ratio was approximately 13.8% and its Tier 1 risk-based capital ratio was approximately 15.2%.21

At June 30, 2014, book value and tangible book value per common share were $33.48 and $28.53,22 respectively, based on approximately 2.0 billion shares outstanding.

OTHER MATTERS

The effective tax rate from continuing operations for the current quarter was 1.6%.  The quarter included a net discrete tax benefit of $609 million principally related to the remeasurement of reserves and related interest due to new information regarding the status of  a multi-year tax authority examination.

The previously announced sale of the Firm’s ownership stake in TransMontaigne Inc. to NGL Energy Partners LP was completed on July 1, 2014.

During the quarter ended June 30, 2014, the Firm repurchased approximately $284 million of its common stock or approximately 9.3 million shares.  The Firm announced a share repurchase of up to $1.0 billion of common stock beginning in the second quarter of 2014 through the end of the first quarter of 2015.

The Firm declared a $0.10 quarterly dividend per common share, payable on August 15, 2014 to common shareholders of record on July 31, 2014.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  With offices in more than 43 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

This earnings release contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Market Risk” in Part II, Item 7A in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 and other items throughout the Form 10-K, the Company’s Quarterly Report on Form 10-Q and the Company’s Current Reports on Form 8-K, including any amendments thereto.

1 Represents the change in the fair value of certain of the Firm’s long-term and short-term borrowings resulting from the fluctuation in the firm’s credit spreads and other credit factors (Debt Valuation Adjustment, DVA).

2 From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise.  For these purposes, “GAAP” refers to generally accepted accounting principles in the United States.  The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP.  Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition and operating results.  These measures are not in accordance with, or a substitute for GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  Whenever we refer to a non-GAAP financial measure, we will also generally present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

3 Earnings (loss) per diluted share amounts, excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of period-to-period operating performance.  Such exclusions are provided to differentiate revenues associated with Morgan Stanley borrowings, regardless of whether the impact is either positive, or negative, that result solely from fluctuations in credit spreads and other credit factors.  The reconciliation of earnings (loss) per diluted share from continuing operations applicable to Morgan Stanley common shareholders and average diluted shares from a non-GAAP to GAAP basis is as follows (shares and DVA are presented in millions):

	2Q 2014	2Q 2013
Earnings (loss) per diluted share from cont. ops. – Non-GAAP	$0.91	$0.37
DVA impact	$0.03	$0.06
Earnings (loss) per diluted share from cont. ops. – GAAP	$0.94	$0.43

Average diluted shares – Non-GAAP	1,969	1,951
DVA impact	0	0
Average diluted shares – GAAP	1,969	1,951

4 Net income (loss) applicable to Morgan Stanley, excluding DVA and the net discrete tax benefit is a non-GAAP financial measure that the Firm considers useful for investors to allow for better comparability of period-to-period operating performance. The reconciliation of net income (loss) applicable to Morgan Stanley from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	2Q 2014	2Q 2013
Net income (loss) Applicable to MS – Non-GAAP	$1,265	$869
DVA after-tax impact	$61	$111
Net discrete tax benefit	$609	$0
Net income (loss) Applicable to MS – GAAP	$1,935	$980

5 Pre-tax margin is a non-GAAP financial measure that the Firm considers useful for investors to assess operating performance. Pre-tax margin represents income (loss) from continuing operations before taxes divided by net revenues.

6 Source: Thomson Reuters – for the period of March 31, 2014 to June 30, 2014 as of July 1, 2014.

7 Includes preferred dividends and other adjustments related to the calculation of earnings per share for the second quarter of 2014 and 2013 of approximately $79 million and $177 million, respectively. The second quarter of last year included a negative adjustment of approximately $151 million related to the purchase of the remaining 35% interest in the Morgan Stanley Smith Barney Joint Venture.  Refer to page 3 of Morgan Stanley’s Financial Supplement accompanying this release for the calculation of earnings per share.

8 The impact to earnings per diluted share from continuing operations is calculated by dividing the net discrete tax benefit by the average number of diluted shares outstanding.

9 The Firm completed the purchase of the remaining 35% interest in the Morgan Stanley Smith Barney Joint Venture from Citigroup Inc. (Citi) on June 28, 2013 for the previously established price of $4.7 billion.  The Firm recorded a negative adjustment of approximately $151 million (net of tax) to reflect the difference between the purchase price for the 35% redeemable noncontrolling interest in the joint venture and its carrying value.  The impact to earnings per diluted share from continuing operations is calculated by dividing the negative adjustment by the average number of diluted shares outstanding.

10 Net revenues and income (loss) from continuing operations applicable to Morgan Stanley, excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow for better comparability of period-to-period operating performance. The reconciliation of net revenues and income (loss) from continuing operations applicable to Morgan Stanley from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	2Q 2014	1Q 2014	2Q 2013
Firm net revenues – Non-GAAP	$8,521	$8,821	$8,340
DVA impact	$87	$126	$175
Firm net revenues – GAAP	$8,608	$8,947	$8,515

Income (loss) applicable to MS – Non-GAAP	$1,875	$1,391	$900
DVA after-tax impact	$61	$75	$111
Income (loss) applicable to MS – GAAP	$1,936	$1,466	$1,011

11 Institutional Securities net revenues and pre-tax income (loss), excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow for better comparability of period-to-period operating performance. The reconciliation of net revenues and pre-tax income (loss) from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	2Q 2014	1Q 2014	2Q 2013
Net revenues – Non-GAAP	$4,161	$4,501	$4,183
DVA impact	$87	$126	$175
Net revenues – GAAP	$4,248	$4,627	$4,358

Pre-tax income (loss) – Non-GAAP	$927	$1,245	$806
DVA impact	$87	$126	$175
Pre-tax income (loss) – GAAP	$1,014	$1,371	$981

12 Noncontrolling interests reported in the Institutional Securities business segment includes the allocation to Mitsubishi UFJ Financial Group, Inc. of Morgan Stanley MUFG Securities Co., Ltd., which the Firm consolidates.

13 Sales and trading net revenues, including Fixed Income & Commodities (FIC) and Equity sales and trading net revenues excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of period-to-period operating performance.  The reconciliation of sales and trading, including FIC and Equity sales and trading net revenues from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	2Q 2014	2Q 2013

Sales & Trading – Non-GAAP	$2,559	$2,902
DVA impact	$87	$175
Sales & Trading – GAAP	$2,646	$3,077

FIC Sales & Trading – Non-GAAP	$1,011	$1,153
DVA impact	$50	$61
FIC Sales & Trading – GAAP	$1,061	$1,214

Equity Sales & Trading – Non-GAAP	$1,789	$1,803
DVA impact	$37	$114
Equity Sales & Trading – GAAP	$1,826	$1,917

14 VaR represents the loss amount that one would not expect to exceed, on average, more than five times every one hundred trading days in the Firm’s trading positions if the portfolio were held constant for a one-day period.  Further discussion of the calculation of VaR and the limitations of the Firm’s VaR methodology is disclosed in Part II, Item 7A “Quantitative and Qualitative Disclosures about Market Risk” included in Morgan Stanley’s Annual Report on Form 10-K for the year ended December 31, 2013.  Refer to page 7 of Morgan Stanley’s Financial Supplement accompanying this release for the VaR disclosure.

15 Transactional revenues include investment banking, trading, and commissions and fee revenues.

16 Results for the current quarter included a $14 million benefit related to an insurance recovery.

17 On June 28, 2013, the Firm completed the purchase of the remaining 35% interest in the Morgan Stanley Smith Barney Joint Venture from Citi, increasing the Firm’s interest from 65% to 100%.  In the quarter ended June 30, 2013, Citi’s results related to its 35% interest were reported in net income (loss) applicable to redeemable noncontrolling interests on page 8 of Morgan Stanley’s Financial Supplement accompanying this release.

18 Results for the second quarter of 2014 and 2013 included pre-tax income of $6 million and $20 million, respectively, related to investments held by certain consolidated real estate funds.  The limited partnership interests in these funds are reported in net income (loss) applicable to nonredeemable noncontrolling interests on page 10 of Morgan Stanley’s Financial Supplement accompanying this release.

19 On April 1, 2014, the Firm deconsolidated approximately $2 billion in total assets related to a real estate fund sponsored by the Firm.

20 Net revenues for the current quarter included gains of $6 million compared with gains of $21 million in the prior year second quarter related to investments held by certain consolidated real estate funds.

21 As an Advanced Approach banking organization, the Firm is required to compute risk-based capital ratios using both (i) a standardized approach for calculating credit risk weighted assets (“RWAs”) as supplemented by standardized market RWAs calculated under U.S. Basel III (the “Standardized Approach”); and (ii) after completing the parallel run process on April 1, 2014, an advanced internal ratings-based approach for calculating credit RWAs and advanced measurement approaches for calculating operational RWAs, as supplemented by advanced market RWAs calculated under Basel III (the “Advanced Approach”). To implement a provision of the Dodd-Frank Act, U.S. Basel III subjects Advanced Approach banking organizations, such as the Firm, to a permanent “capital floor.” In calendar year 2014, the capital floor framework utilizes the U.S. Basel I-based rules as supplemented by the existing market risk rules known as “Basel 2.5”. Beginning on January 1, 2015, the capital floor framework will replace the U.S. Basel I/2.5 component with the U.S. Basel III Standardized Approach. In the first quarter of 2014, the Firm calculated the denominator of its risk-based capital ratios using credit RWAs determined under the Basel I-based rules and market RWAs determined under Basel 2.5. In the second quarter of 2014, the Firm calculated the denominator of its risk-based capital ratios using the Advanced Approach. These computations are preliminary estimates as of July 17, 2014 (the date of this release) and could be subject to revision in Morgan Stanley’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014. The methods for calculating the Firm’s risk-based capital ratios will change through 2022 as aspects of the U.S. Basel III final rule are phased in. The Firm’s capital takes into consideration regulatory capital requirements as well as capital required for organic growth, acquisitions and other business needs.

22 Tangible common equity and tangible book value per common share are non-GAAP financial measures that the Firm considers to be useful measures of capital adequacy.  Tangible common equity equals common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.  Tangible book value per common share equals tangible common equity divided by period end common shares outstanding.

MORGAN STANLEY
Quarterly Financial Summary
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	June 30, 2014	Mar 31, 2014	June 30, 2013	Mar 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013	Change
Net revenues
Institutional Securities	$4,248	$4,627	$4,358	(8%)	(3%)	$8,875	$8,457	5%
Wealth Management	3,715	3,622	3,531	3%	5%	7,337	7,001	5%
Investment Management	692	740	673	(6%)	3%	1,432	1,318	9%
Intersegment Eliminations	(47)	(42)	(47)	(12%)	--	(89)	(93)	4%
Consolidated net revenues	$8,608	$8,947	$8,515	(4%)	1%	$17,555	$16,683	5%

Income (loss) from continuing operations before tax
Institutional Securities	$1,014	$1,371	$981	(26%)	3%	$2,385	$1,798	33%
Wealth Management	767	691	655	11%	17%	1,458	1,252	16%
Investment Management	205	263	160	(22%)	28%	468	347	35%
Intersegment Eliminations	0	0	0	--	--	0	0	--
Consolidated income (loss) from continuing operations before tax	$1,986	$2,325	$1,796	(15%)	11%	$4,311	$3,397	27%

Income (loss) applicable to Morgan Stanley
Institutional Securities	$1,330	$925	$584	44%	128%	$2,255	$1,225	84%
Wealth Management	471	423	326	11%	44%	894	582	54%
Investment Management	135	118	101	14%	34%	253	185	37%
Intersegment Eliminations	0	0	0	--	--	0	0	--
Consolidated income (loss) applicable to Morgan Stanley	$1,936	$1,466	$1,011	32%	91%	$3,402	$1,992	71%
Earnings (loss) applicable to Morgan Stanley common shareholders	$1,856	$1,449	$803	28%	131%	$3,305	$1,739	90%

Earnings per basic share:
Income from continuing operations	$0.96	$0.73	$0.44	32%	118%	$1.70	$0.94	81%
Discontinued operations	$-	$0.02	$(0.02)	*	*	$0.02	$(0.03)	*
Earnings per basic share	$0.96	$0.75	$0.42	28%	129%	$1.72	$0.91	89%

Earnings per diluted share:
Income from continuing operations	$0.94	$0.72	$0.43	31%	119%	$1.66	$0.92	80%
Discontinued operations	$-	$0.02	$(0.02)	*	*	$0.02	$(0.03)	*
Earnings per diluted share	$0.94	$0.74	$0.41	27%	129%	$1.68	$0.89	89%

Financial Metrics:

Return on average common equity from continuing operations	11.5%	8.9%	5.4%			10.2%	5.9%
Return on average common equity	11.5%	9.2%	5.2%			10.4%	5.7%

Return on average common equity from continuing operations excluding DVA	10.9%	8.3%	4.6%			9.6%	6.1%
Return on average common equity excluding DVA	10.9%	8.5%	4.4%			9.7%	5.9%

Common Equity Tier 1 capital ratio Advanced (Transitional)	13.8%	14.1%	11.8%
Tier 1 capital ratio Advanced (Transitional)	15.2%	15.6%	14.1%

Book value per common share	$33.48	$32.38	$31.48
Tangible book value per common share	$28.53	$27.41	$26.27

Notes:	-
Results for the quarters ended June 30, 2014, March 31, 2014 and June 30, 2013, include positive (negative) revenue of $87 million, $126 million and $175 million, respectively, related to the change in the fair value of certain of the Firm's long-term and short-term borrowings resulting from the fluctuation in the Firm's credit spreads and other credit factors (Debt Valuation Adjustment, DVA).

-
The return on average common equity metrics, return on average common equity excluding DVA metrics, and tangible book value per common share are non-GAAP measures that the Firm considers to be useful measures to assess operating performance and capital adequacy.

-
In the quarter ended June 30, 2014, the Firm began using the U.S. Basel III Advanced Approaches (Advanced Approach) to calculate its regulatory capital requirements.  Prior periods have not been recast to reflect the new requirements.

-
Common Equity Tier 1 capital ratio Advanced (Transitional) and the Tier 1 capital ratio Advanced (Transitional) equals Common Equity Tier 1 capital divided by risk-weighted assets (RWAs) and Tier 1 capital divided by RWAs, respectively.

	-	Book value per common share equals common equity divided by period end common shares outstanding.
	-	Tangible book value per common share equals tangible common equity divided by period end common shares outstanding.
	-	See page 4 and related End Notes of the Financial Supplement for additional information related to the calculation of the financial metrics.

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	June 30, 2014	Mar 31, 2014	June 30, 2013	Mar 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013	Change
Revenues:
Investment banking	$1,633	$1,308	$1,303	25%	25%	$2,941	$2,527	16%
Trading	2,516	2,962	2,894	(15%)	(13%)	5,478	5,588	(2%)
Investments	227	359	188	(37%)	21%	586	526	11%
Commissions and fees	1,138	1,216	1,217	(6%)	(6%)	2,354	2,384	(1%)
Asset management, distribution and admin. fees	2,621	2,549	2,404	3%	9%	5,170	4,750	9%
Other	206	245	305	(16%)	(32%)	451	522	(14%)
Total non-interest revenues	8,341	8,639	8,311	(3%)	--	16,980	16,297	4%

Interest income	1,250	1,343	1,415	(7%)	(12%)	2,593	2,803	(7%)
Interest expense	983	1,035	1,211	(5%)	(19%)	2,018	2,417	(17%)
Net interest	267	308	204	(13%)	31%	575	386	49%
Net revenues	8,608	8,947	8,515	(4%)	1%	17,555	16,683	5%
Non-interest expenses:
Compensation and benefits	4,200	4,305	4,103	(2%)	2%	8,505	8,317	2%
Non-compensation expenses:
Occupancy and equipment	359	359	374	--	(4%)	718	751	(4%)
Brokerage, clearing and exchange fees	458	443	456	3%	--	901	884	2%
Information processing and communications	411	424	470	(3%)	(13%)	835	918	(9%)
Marketing and business development	165	147	163	12%	1%	312	297	5%
Professional services	532	452	458	18%	16%	984	898	10%
Other	497	492	695	1%	(28%)	989	1,221	(19%)
Total non-compensation expenses	2,422	2,317	2,616	5%	(7%)	4,739	4,969	(5%)

Total non-interest expenses	6,622	6,622	6,719	--	(1%)	13,244	13,286	--

Income (loss) from continuing operations before taxes	1,986	2,325	1,796	(15%)	11%	4,311	3,397	27%
Income tax provision / (benefit) from continuing operations	32	780	574	(96%)	(94%)	812	925	(12%)
Income (loss) from continuing operations	1,954	1,545	1,222	26%	60%	3,499	2,472	42%
Gain (loss) from discontinued operations after tax	(1)	39	(31)	*	97%	38	(50)	*
Net income (loss)	$1,953	$1,584	$1,191	23%	64%	$3,537	$2,422	46%
Net income applicable to redeemable noncontrolling interests	0	0	100	--	*	0	222	*
Net income applicable to nonredeemable noncontrolling interests	18	79	111	(77%)	(84%)	97	258	(62%)
Net income (loss) applicable to Morgan Stanley	1,935	1,505	980	29%	97%	3,440	1,942	77%
Preferred stock dividend / Other	79	56	177	41%	(55%)	135	203	(33%)
Earnings (loss) applicable to Morgan Stanley common shareholders	$1,856	$1,449	$803	28%	131%	$3,305	$1,739	90%

Amounts applicable to Morgan Stanley:
Income (loss) from continuing operations	1,936	1,466	1,011	32%	91%	3,402	1,992	71%
Gain (loss) from discontinued operations after tax	(1)	39	(31)	*	97%	38	(50)	*
Net income (loss) applicable to Morgan Stanley	$1,935	$1,505	$980	29%	97%	$3,440	$1,942	77%

Pre-tax profit margin	23%	26%	21%			25%	20%
Compensation and benefits as a % of net revenues	49%	48%	48%			48%	50%
Non-compensation expenses as a % of net revenues	28%	26%	31%			27%	30%
Effective tax rate from continuing operations	1.6%	33.5%	32.0%			18.8%	27.2%

Notes:	-
In the quarter ended June 30, 2014, income tax provision / (benefit) from continuing operations included a net discrete tax benefit of $609 million (primarily reported in the Institutional Securities business segment) principally related to the remeasurement of reserves and related interest due to new information regarding the status of a multi-year tax authority examination.

-
Preferred stock dividend / other includes allocation of earnings to Participating Restricted Stock Units (RSUs). For the quarter and six months ended June 30, 2013, the Firm recorded a negative adjustment of approximately $151 million (net of tax) related to the purchase of the remaining interest in the Morgan Stanley Smith Barney Joint Venture. This adjustment negatively impacted the calculation of basic and fully diluted earnings per share.

	-	Pre-tax profit margin is a non-GAAP financial measure that the Firm considers to be a useful measure to assess operating performance. Pre-tax profit margin percentages represent income from continuing operations before income taxes as a percentage of net revenues.

MORGAN STANLEY
Quarterly Earnings Per Share
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	June 30, 2014	Mar 31, 2014	June 30, 2013	Mar 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013	Change

Income (loss) from continuing operations	$1,954	$1,545	$1,222	26%	60%	$3,499	$2,472	42%
Net income applicable to redeemable noncontrolling interests	0	0	100	--	*	0	222	*
Net income applicable to nonredeemable noncontrolling interests	18	79	111	(77%)	(84%)	97	258	(62%)
Net income (loss) from continuing operations applicable to noncontrolling interests	18	79	211	(77%)	(91%)	97	480	(80%)
Income (loss) from continuing operations applicable to Morgan Stanley	1,936	1,466	1,011	32%	91%	3,402	1,992	71%
Less: Preferred Dividends	76	54	24	41%	*	130	48	171%
Less: Morgan Stanley Smith Barney Joint Venture Redemption Adjustment	-	-	151	--	*	-	151	*
Income (loss) from continuing operations applicable to Morgan Stanley, prior to allocation of income to Participating Restricted Stock Units	1,860	1,412	836	32%	122%	3,272	1,793	82%

Basic EPS Adjustments:
Less: Allocation of earnings to Participating Restricted Stock Units	3	2	2	50%	50%	5	4	25%
Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$1,857	$1,410	$834	32%	123%	$3,267	$1,789	83%

Gain (loss) from discontinued operations after tax	(1)	39	(31)	*	97%	38	(50)	*
Less: Gain (loss) from discontinued operations after tax applicable to noncontrolling interests	0	0	0	--	--	0	0	--
Gain (loss) from discontinued operations after tax applicable to Morgan Stanley	(1)	39	(31)	*	97%	38	(50)	*
Less: Allocation of earnings to Participating Restricted Stock Units	0	0	0	--	--	0	0	--
Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	(1)	39	(31)	*	97%	38	(50)	*

Earnings (loss) applicable to Morgan Stanley common shareholders	$1,856	$1,449	$803	28%	131%	$3,305	$1,739	90%

Average basic common shares outstanding (millions)	1,928	1,924	1,908	--	1%	1,926	1,904	1%

Earnings per basic share:
Income from continuing operations	$0.96	$0.73	$0.44	32%	118%	$1.70	$0.94	81%
Discontinued operations	$-	$0.02	$(0.02)	*	*	$0.02	$(0.03)	*
Earnings per basic share	$0.96	$0.75	$0.42	28%	129%	$1.72	$0.91	89%

Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$1,857	$1,410	$834	32%	123%	$3,267	$1,789	83%

Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	(1)	39	(31)	*	97%	38	(50)	*

Earnings (loss) applicable to Morgan Stanley common shareholders	$1,856	$1,449	$803	28%	131%	$3,305	$1,739	90%

Average diluted common shares outstanding and common stock equivalents (millions)	1,969	1,969	1,951	--	1%	1,969	1,946	1%

Earnings per diluted share:
Income from continuing operations	$0.94	$0.72	$0.43	31%	119%	$1.66	$0.92	80%
Discontinued operations	$-	$0.02	$(0.02)	*	*	$0.02	$(0.03)	*
Earnings per diluted share	$0.94	$0.74	$0.41	27%	129%	$1.68	$0.89	89%

Notes:	-
The Firm calculates earnings per share using the two-class method as described under the accounting guidance for earnings per share.  For further discussion of the Firm's earnings per share calculations, see page 13 of the Financial Supplement and Note 15 to the consolidated  financial statements in the Firm's Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.